Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York 10036-6522
—
TEL: (212) 735-3000
FAX: (212) 735-2000
www.skadden.com

June 25, 2018

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, NY 10036

Ladies and Gentlemen:

We have acted as tax counsel to Twenty-First Century Fox, Inc., a Delaware corporation (the “Company”), in connection with the Amended and Restated Agreement and Plan of Merger dated June 20, 2018, by and among the Company, The Walt Disney Company, Inc., a Delaware corporation (“Disney”), TWDC Holdco 613 Corp., a Delaware corporation and a wholly owned subsidiary of Disney (“Holdco”), WDC Merger Enterprises I, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco, and WDC Merger Enterprises II, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (the “Merger Agreement”). This opinion is being delivered in connection with the Registration Statement of Holdco on Form S-4 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), and the related joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”). Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

In preparing our opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties, covenants and information made by representatives of the Company and Disney, including the accuracy and completeness of all representations and covenants set forth in certificates dated as of the date hereof by officers of the Company and Disney. We have also relied upon the accuracy of and completeness of the statements, representations, warranties, covenants and information set forth in (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Proxy Statement/Prospectus and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Twenty-First Century Fox, Inc.

June 25, 2018

For purposes of this opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by the Company, New Fox, Inc., a Delaware corporation, Holdco and Disney.

In preparing our opinion, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons and the authenticity of all documents. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the terms of the Merger Agreement and such other operative documents and that such documents accurately reflect the material facts of such transactions.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing, (i) we are of the opinion that under current U.S. federal income tax law, the exchange of Parent Stock and Company Common Stock for Holdco Stock pursuant to the Mergers will qualify for United States federal income tax purposes as a transaction described in Section 351 of the Code and (ii) subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement (other than, in the latter case, the assumption that the Mergers will qualify as a transaction described in Section 351 of the Code), the discussion set forth in the Registration Statement under the heading “Material United States Federal Income Tax Consequences to 21CF Stockholders—Consequences of the 21CF Merger” constitutes our opinion as to the material U.S. federal income tax consequences of the 21CF Merger (as such term is defined in the Proxy Statement/Prospectus) to U.S. holders of Company Common Stock.

Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising

Twenty-First Century Fox, Inc.

June 25, 2018

subsequent to the date hereof, or the impact of any information, document, certificate, record, representation, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. We consent to the use of our name in the Registration Statement and with the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate, Meagher & Flom LLP